EXHIBIT 99.1

Sierra Monitor Corporation Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2016

MILPITAS, Calif., March 10, 2017 (GLOBE NEWSWIRE) -- Sierra Monitor Corporation (OTCQB:SRMC), a provider of Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets, today announced financial results for the fourth quarter and year ended December 31, 2016.

Financial Highlights

  Delivered annual net sales of approximately $19.2 million for the year ended December 31, 2016, a decrease of approximately 6%, compared to approximately $20.3 million reported for the prior year.
  Reported Q4 2016 net sales of approximately $4.8 million, compared to approximately $5.0 million in the same prior year period.
  Recorded annual gross margin of 57.5% for the year ended December 31, 2016, compared to 59.7% reported for the prior year.
  Earned Q4 2016 gross margin of 57.3%, compared to 59.8% in the same prior year period.
  Realized annual GAAP net loss of $0.01 per share (basic and diluted) for the year ended December 31, 2016, compared to GAAP net income of $0.09 per share (basic and diluted) for the prior year.
  Reported Q4 2016 GAAP net loss per share of $0.00 (basic and diluted), compared to GAAP net income of $0.02 per share (basic and diluted) for the prior year period.
  Recorded annual EBITDA of approximately $0.4 million for the year ended December 31, 2016, compared to EBITDA of approximately $2.0 million for the prior year.
  Delivered break-even Q4 2016 EBITDA, compared to $0.5 million for the same prior year period.
  Realized annual non-GAAP net income of $0.06 per share (basic and diluted) for the year ended December 31, 2016, compared to non-GAAP net income of $0.16 per share (basic and diluted) for the prior year.
  Reported Q4 2016 non-GAAP net income per share of $0.01 (basic and diluted), compared to $0.04 per share (basic and diluted) in the same prior year period.
  Ended Q4 2016 with a cash balance of approximately $4.7 million and no bank debt compared to a cash balance of $4.9 million at end of 2015.
  Declared eighteenth consecutive quarterly dividend of $0.01 per share, paid on February 15, 2017.

2016 Financial Results for Fourth Quarter and the Year

Net sales for the quarter ended December 31, 2016 were $4,761,236, compared to $4,981,121 reported for the same period of 2015.  For the year ended December 31, 2016, net sales were $19,184,442 compared to $20,323,987 for the year ended December 31, 2015.  Sierra Monitor posted GAAP net loss of $42,743 or $(0.00) per share (basic and diluted), for the quarter ended December 31, 2016, compared to GAAP net income of $240,943 or $0.02 per share (basic and diluted) for the same period of 2015.  Sierra Monitor posted GAAP net loss of $90,932 or $(0.01) per share (basic and diluted), for the year ended December 31, 2016, compared to GAAP net income of $887,580 or $0.09 per share (basic and diluted), for the year ended December 31, 2015.  See Table A of this release for our condensed statements of operation.

Sierra Monitor posted non-GAAP net income of $53,146 or $0.01 per share (basic and diluted), for the quarter ended December 31, 2016 compared to non-GAAP net income of $362,816 or $0.04 per share (basic and diluted), for the same period of 2015.  Sierra Monitor posted non-GAAP net income of $638,413 or $0.06 per share (basic and diluted), for the year ended December 31, 2016, compared to non-GAAP net income of $1,640,877 or $0.16 per share (basic and diluted), for the year ended December 31, 2015.  See Table C of this release for a reconciliation of GAAP to non-GAAP operating results.

Sierra Monitor achieved EBITDA of $44,095 for the quarter ended December 31, 2016 compared to EBITDA of $469,392 for the same period of 2015.  Sierra Monitor posted EBITDA of $417,102 for the year ended December 31, 2016, compared to EBITDA of $2,039,543, for the year ended December 31, 2015.  See Table D of this release for reconciliation between GAAP net income and EBITDA operating results.

Sierra Monitor had $4,692,999 in cash on December 31, 2016 with no bank borrowings, compared to $4,883,373 as of December 31, 2015.  Net trade receivables on December 31, 2016 were $2,502,601 compared to $2,582,664 as of December 31, 2015. At December 31, 2016, the company’s days sales outstanding were 48 days, compared to 45 days as of December 31, 2015.  Inventory at the end of Q4 2016 was $2,443,774 compared to $2,842,449 on December 31, 2015. See Table B of this release for a summary of our balance sheet.

Business Highlights

“2016 was a challenging year as we executed on our North American-centric, product development-driven pivot to take advantage of the Industrial Internet of Things (IIoT) trend. R&D spending grew as planned by nearly half a million dollars in 2016 relative to 2015 as we increased our efforts on IIoT-specific initiatives such as the FieldPoP™ device cloud portal and new FieldServer wireless gateways that we believe will assist in driving wins in 2017 and beyond. Our overall revenue in 2016 fell by 6% relative to 2015, with our international business, where we faced increased pricing pressure, declining by 12%. In North America, our traditional facility safety business declined by 8% as the level of activity in the alternative fuel segment was depressed due to low oil prices. However, our IIoT-focused facility automation business in North America, which is the main focus of our pivot, was stable, and now accounts for approximately 54% of our revenue relative to 53% in 2015. We also met our target of initiating 20 or more beta trials for the FieldPoP device cloud in 2016. In 2016, the facility automation business gained more than 20 new revenue-producing “design-in” customers to add to our more than 200 existing Original Equipment Manufacturer (OEM) customers, but we were also designed out by a large legacy customer, resulting in aggregate flat revenues in this segment,” said Varun Nagaraj, President and CEO.  “Looking forward towards 2017 and beyond, I am optimistic about both the North American facility automation business and the North American facility safety business. On the facility automation side, with many beta customers presently testing our FieldPoP device cloud and our new FieldServer wireless gateways, we believe that our revamped product-line is more relevant to OEMs than before. We expect to transition a number of our FieldPoP and wireless gateway beta trials to production in 2017, which would lead to gaining new OEM customers and winning new product lines within existing OEMs. We are also optimistic about growth in the North American facility safety segment based on four factors. First, we expect that some of the larger projects in our pipeline will move forward as alternative fuel and other infrastructure spending accelerates. Second, we expect to derive incremental revenue from our new flame detector that is expected to receive FM certification by the summer of 2017. Third, we expect to integrate our FieldPoP device cloud with our Sentry product line, bridging our automation and safety businesses and bringing unique differentiation to the traditional safety market. Finally, we have hired a senior executive, Mike Nugent, formerly VP of North American sales for Emerson Rosemount Analytical products, to drive our new business development initiatives in safety. We will also continue to opportunistically assess other strategic options to accelerate growth.”

Also during 2016, Sierra Monitor continued to retain and expand its two hundred strong OEM customer base for its FieldServer protocol gateway products, and began to position new “add-on” capabilities to the base FieldServer product to increase design “stickiness.” The customer wins continue to reinforce our position as a leading partner to OEMs in the facility automation segment of the IIoT market.

  Cleaver-Brooks, an existing Sierra Monitor customer, develops hot water and steam generation products that integrate boiler, burner, and controls technology to maximize energy efficiency and reliability while minimizing emissions. Clever-Brooks has expanded their use of Sierra Monitor products by FieldPoP-enabling their purchased FieldServer gateways and by adding new BACnet “explorer” functionality from Sierra Monitor into the gateway. These enhancements will greatly simplify the time to install a Cleaver-Brooks system in a building, and will provide remote access and support capability to Cleaver-Brooks technicians, leading to lower costs and improving service quality.
  CAMUS® Hydronics Ltd. is a manufacturer of an extensive line of gas fired high efficiency copper tube and stainless steel boilers for residential, light commercial, commercial and industrial applications.  In December, 2016, Camus began utilizing the newly available BACnet explorer functionality in the FieldServer gateway for local and remote diagnostics. The ability to automatically discover the network during installation along with the ability to remotely view it is expected to reduce cost and improve service quality.
  The US subsidiary of Atlas Copco, a global leader in industrial compressors, pumps, dryers, and filters, has selected the multi-protocol FieldServer gateway to connect Atlas Copco compressors that speak the Modbus RTU protocol to systems that accept Modbus TCP or Ethernet/IP protocols. Sierra Monitor worked with Atlas Copco to develop unique “profiles” for each model of compressor in order to make installation of multiple compressors at a site easy and fast.
  Somfy Systems is one of the world’s leading providers of motorized blinds, screens, shades, and awning controls. Somfy product components such as motors and switches communicate with each other over the Somfy Digital Network (SDN). Sierra Monitor worked with the Somfy US subsidiary to provide FieldServer gateways that link Somfy products on the SDN to external building automation systems over protocols such as BACnet. We believe that Sierra Monitor’s highest level of BACnet certification, and ability to rapidly develop and incorporate vendor-specific protocols such as SDN to the standard gateway were key selection considerations.

Sierra Monitor’s Sentry IT line of fire and gas solutions continued to be selected to protect high-value assets and facilities around the world for various applications.

  The Dow Chemical Company is a worldwide leader in specialty chemicals, including monoethanolamine (MEA). The process of producing MEA, a clear and viscous liquid used in the manufacture of soaps and detergents, must be monitored for the diffusion of heavier-than-air hydrocarbon gases. A Dow facility in the United States recently installed Sierra Monitor’s Sentry combustible gas detectors based on Infrared (IR) technology round the tank farm as part of their ongoing commitment to provide the highest level of safety to their workers and to the communities they operate in.
  Nassau County of New York is rebuilding and expanding its wastewater facilities to operate reliably and comply with regulatory laws and codes for the next 20-year service period. The extensive facility consists of plants for sewage treatment and water pollution control, in addition to many pumping stations. Sierra Monitor’s Sentry IT controllers along with IR gas detection modules were installed at several pumping stations in December 2016 to improve worker safety.
  The Manila Water Company is the sole provider of water and wastewater services to more than six million people in Metro Manila in the Philippines and operates several Sewage Treatment Plants (STPs) that process 500 million liters per day. Sierra Monitor partner Qarah Industrial Supply of Philippines has installed Sentry gas detection modules at the Bonifacio STP, a site responsible for processing 75 million liters per day, and is responsible for providing ongoing support and calibration services to the site. The industry-leading calibration capabilities built into the Sentry products such as its GlobalCal™ feature are believed to have played a key role in product selection.
  Several high-end residential and commercial neighborhoods in Los Angeles have been developed over reclaimed landfills. Residents in such neighborhoods are at a risk of potential exposure to Methane, and therefore, thoughtful developers instrument these buildings with industrial-grade gas monitoring and notification systems. Advanced Construction Technologies, a Sierra Monitor partner that provides installation, maintenance, and monitoring services to such neighborhoods, recently upgraded the installed Sentry system at one of these locations to incorporate the company’s latest catalytic Bead and IR detection sensors.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that target facility automation and facility safety requirements.

The company’s FieldServer brand of protocol gateways and FieldPoP™ device cloud target the facility automation segment and are used by OEMs and system integrators to enable local and remote monitoring and control.   With more than 200,000 products, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry’s leading multi-protocol gateway.

Sierra Monitor’s Sentry IT fire and gas detection solutions address the facilities safety segment, and are used by safety managers to protect facility personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1979 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with IoT technologies such as wireless, cloud connectivity, and data services, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit:  http://www.sierramonitor.com/

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning future product plans and releases, sales and new business development efforts, market acceptance and adoption of our solutions, technology development and integration programs, conversion of beta tests to customers, macroeconomic trends and market conditions, investment plans, results of operations, market position, and strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Further information on these risks, uncertainties and assumptions as well as information regarding other factors that could affect the company’s financial results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Table A
SIERRA MONITOR CORPORATION

Statements of Operations

	For the three months ended December 31,		For the twelve months ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net sales	$4,761,236	$4,981,121	$19,184,442	$20,323,987
Cost of goods sold	2,033,835	2,001,836	8,152,544	8,182,272
Gross profit	2,727,401	2,979,285	11,031,898	12,141,715
Operating expenses
Research and development	834,153	623,147	2,950,651	2,369,996
Selling and marketing	1,186,433	1,233,275	4,899,882	5,030,102
General and administrative	742,156	749,022	3,106,265	3,107,313
	2,762,742	2,605,444	10,956,798	10,507,411
(Loss) Income from operations	(35,341)	373,841	75,100	1,634,304
Interest income	133	238	621	344
(Loss) Income before income taxes	(35,208)	374,079	75,721	1,634,648
Income tax provision	7,535	133,136	166,653	747,068
Net (loss) income	$(42,743)	$240,943	$(90,932)	$887,580
Net income (loss) available to common shareholders per common share
Basic	$0.00	$0.02	$(0.01)	$0.09
Diluted	$0.00	$0.02	$(0.01)	$0.09
Weighted average number of common shares used in per share computations:
Basic	10,152,134	10,144,120	10,147,430	10,132,361
Diluted	10,152,134	10,203,311	10,147,430	10,177,010

Table B

SIERRA MONITOR CORPORATION

Balance Sheet

Assets	December 31,	December 31,
	2016	2015
	(Unaudited)

Current assets:
Cash and cash equivalents	$4,692,999	$4,883,373
Trade receivables, less allowance for doubtful accounts of approximately $75,000 and $79,000 respectively	2,502,601	2,582,664
Inventories, net	2,443,774	2,842,449
Prepaid expenses	575,177	215,406
Income tax deposit	68,949	11,887
Deferred income taxes	249,967	308,486
Total current assets	10,533,467	10,844,265

Property and equipment, net	167,831	226,888
Other assets	202,875	365,960
Total assets	$10,904,173	$11,437,113

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$824,951	$978,838
Accrued compensation expenses	460,584	654,609
Other current liabilities	168,584	148,361
Total current liabilities	1,454,119	1,781,808

Deferred tax liability	88,802	164,341
Total liabilities	1,542,921	1,946,149

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;10,171,551 and 10,145,862 shares issued and outstanding, respectively	10,172	10,146
Additional paid-in capital	4,139,527	3,772,435
Retained earnings	5,211,553	5,708,383
Total shareholders’ equity	9,361,252	9,490,964
Total liabilities and shareholders’ equity	$10,904,173	$11,437,113

The accompanying news release contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures used to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include EBITDA, non-GAAP net income, and basic and diluted non-GAAP net income per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the company does not consider part of ongoing operating results when assessing overall company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies.  We exclude these amounts from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options, restricted stock and any other applicable equity awards that are issued. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

EBITDA

EBITDA represents net earnings attributable to Sierra Monitor excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on Table D of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2016	2015	2016	2015

GAAP Net (Loss) Income	$(42,743)	$240,943	$(90,932)	$887,580
Adjustments:
Depreciation and amortization	79,436	95,551	342,002	405,239
Provision for bad debt expense	(3,826)	-	(3,826)	6,308
Provision for inventory losses	(9,052)	15,000	(463)	56,165
Deferred income taxes	(17,020)	(75,039)	58,519	(75,039)
Stock based compensation expense	46,351	86,361	333,113	360,624
Total adjustments to GAAP net income	95,889	121,873	729,345	753,297
Non-GAAP Net Income	$53,146	$362,816	$638,413	$1,640,877

Non GAAP Net Income Per Share:
Basic	$0.01	$0.04	$0.06	$0.16
Diluted	$0.01	$0.04	$0.06	$0.16
Weighted-average number of shares used in per share computations:
Basic	10,152,134	10,144,120	10,147,430	10,132,361
Diluted	10,152,134	10,203,311	10,147,430	10,177,010

Table D

SIERRA MONITOR CORPORATION

Reconciliation of GAAP to EBITDA Operating Results

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2016	2015	2016	2015
GAAP Net (Loss) Income	$(42,743)	$240,943	$(90,932)	$887,580
Interest Income	(133)	(238)	(621)	(344)
Income Tax Provision	7,535	133,136	166,653	747,068
Depreciation and amortization	79,436	95,551	342,002	405,239
Non-GAAP EBITDA	$44,095	$469,392	$417,102	$2,039,543

Sierra Monitor Investor Relations Contact

Varun Nagaraj
CEO, Sierra Monitor Corporation
vnagaraj@sierramonitor.com